Exhibit 99.1

Investor Contact:

John Mills

Managing Partner

ICR

646-277-1254

Limoneira Provides Fiscal Year 2019 Business Update

-Company Continues to Expect Record Revenue, Operating Income and EBTIDA in FY 2019-

-Company Reiterates Fiscal 2019 Expectations for Record Domestic and International Fresh Lemon Volume-

-Recent Chile and Argentina Acquisitions and Domestic Packing House Performing

In-line with Previous FY 2019 Expectations-

-Company to Receive $2.3 Million of Equity Earnings in Second Quarter FY 2019 from Harvest at Limoneira-

-Announces Date of Fiscal Second Quarter 2019 Earnings Conference Call-

Santa Paula, CA., May 13, 2019 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a diversified citrus packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced a business and guidance update for its fiscal year ending October 31, 2019.

Fiscal Year 2019 Business and Update and Fiscal Second Quarter 2019 Insight

Excessive rains in Southern California during the Company’s first and second quarters of fiscal year 2019 has created an overabundance of large fresh lemons, which is creating a decrease in lemon carton pricing. In addition, unfavorable weather conditions for oranges has resulted in significantly lower than expected pricing in the orange market. Lastly, the rains have also delayed the timing of the southern California lemon harvest into the third quarter of fiscal year 2019. Based on these events, the Company is updating its fiscal year 2019 guidance.

•	For fiscal year 2019, the Company and its international affiliates are reiterating volume expectations and continue to expect to sell 8.4 to 9.0 million cartons of fresh lemons globally. Due to the competitive nature of international business, the Company is not providing average price projections for international lemon sales. Included in the global cartons estimate, is the Company’s domestic cartons which it expects to sell between 5.2 and 5.5 million. The Company is reducing pricing expectations for its approximately 2 million cartons of fresh domestic lemons to an average price of approximately $24.00 compared to previous guidance of $26.00.
•	The Company continues to expect to sell approximately 1.7 to 2.0 million pounds of avocados at approximately $1.20 per pound.
•	Due to excessive heat in the summer of 2018, the Company expects minimal revenue from avocados in fiscal year 2019. Offsetting this temporary event will be the benefit of crop insurance for approximately $2.5 million calculated on actual avocado harvest in fiscal year 2019. The Company expects a meaningful increase in avocado revenue in fiscal 2020.
•	For fiscal 2019, the current unfavorable domestic conditions for oranges has resulted in significantly lower than expected pricing in the orange market.
•	The Company now expects operating income for fiscal year 2019 to be approximately $14.5 million to $17.5 million compared to previous expectations of $20.0 million to $23.0 million.
•	Fiscal year 2019 Adjusted EBITDA is now expected to be in the range of $23.5 million to $27.5 million, compared to previous range of $28.0 million to $32.0 million

•	The Company now expects fiscal year 2019 earnings per share to be in the range of $0.65 to $0.75 per diluted share with an estimated 18.4 million diluted shares outstanding. Adjusted earnings per diluted share are expected to be in the range of $0.55 to $0.65, compared to the previous range of $0.75 to $0.85. Adjusted EPS guidance for fiscal year 2019 excludes estimated equity earnings from Harvest at Limoneira and the potential impact of mark to market changes in the value of its 250,000 shares of Calavo. Beginning in fiscal year 2019, the Company is required to measure the changes in fair value of this investment on its statement of operations.

•	The company expects diluted earnings per share to be in the range of $0.10 to $0.15 and adjusted loss per share to be in the range of $(0.08) to $(0.13) for the second quarter FY 2019.
•	In addition, not included in adjusted earnings per share is a second quarter FY 2019 benefit of $2.3 million of equity earnings from its real estate development, Harvest at Limoneira.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

Fiscal year 2019 outlook estimates do not include equity earnings benefits from the Harvest at Limoneira project. Initial lot sales representing 174 residential units closed in February and March of 2019 and the Company is receiving a benefit of equity earnings in its second quarter FY 2019 for $2.3 million. In addition, the company does expect additional equity earnings during the remainder of FY 2019.

Looking beyond 2019, the Company has an additional 1,200 acres of non-bearing lemons that are estimated to become full-bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects the first 300 acres of the 1,200 acres to become full-bearing in fiscal year 2020. Beyond these 1,200 acres, Limoneira intends to plant an additional 500 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2019 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "We continue to expect to deliver record volume, EBITDA and adjusted earnings per share in Fiscal Year 2019 despite different weather events that negatively impacted the price per carton of our lemons and oranges due to weather conditions. Our recent acquisitions, including Chile and Argentina are performing as expected and our domestic packing house is performing in-line with our fiscal year 2019 expectations. Our recent acquisitions, expanded lemon planting efforts, and affiliated grower recruiting efforts have us very well positioned for continued strong top and bottom line growth in fiscal year 2019 and beyond. The global market for lemons continues to expand and we believe with our One World of Citrus initiative has us well positioned to grow with our current and future global customers.”

Mr. Edwards continued, "Our real estate venture, Harvest at Limoneira generated $2.3 million of equity earnings during the second quarter of fiscal year 2019 and we expect additional equity earnings during the remainder of fiscal year 2019. In addition, we are announcing a partnership with a national homebuilder for an additional 63 lots set to close in our third and fourth quarters of FY 2019. Overall, we continue to believe this venture will deliver approximately $100 million of cash flow during the next 6 years that we will reinvest into the growth of our agriculture businesses.”

The Company will report its full second quarter and fiscal year 2019 results on June 10, 2019.

Conference Call Information

The Company will host a conference call to discuss its financial results on June 10, 2019, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 289-0438 from the U.S. International callers can dial (323) 794-2423. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, June 24, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 6813657.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon´âra) is a dedicated sustainability company with 14,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, and Adjusted EPS, are important measures to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under " Fiscal Year 2019 Business Update " above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Source: Limoneira Company

Investors
ICR
John Mills, 646-277-1254
Managing Partner
or
Media
LIMONEIRA
John Chamberlain, 805-525-5541 ext. 1056
Director-Marketing